FOR IMMEDIATE RELEASE

Contact Information
Josh Klaetsch, Investor Relations
Phone: (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES ENTRANCE INTO FORT COLLINS MARKET

MINNEAPOLIS, MN, October 11, 2023 – Centerspace (NYSE: CSR) announced today that it has recently closed on a series of transactions marking the company’s entry into the Fort Collins, CO, MSA and exit from the Minot, ND, MSA.
In the Fort Collins market, Centerspace has closed on the acquisition of Lake Vista Apartment Homes in Loveland, CO, for an aggregate investment of $94.5 million. The acquisition includes the assumption of $52.7 million of mortgage debt at a rate of 3.45%. The mortgage features interest-only payments through June 2024 and a maturity in June 2026. The community was built in 2011 and includes 303 homes on 16 acres. It is adjacent to the UCHealth Medical Center of the Rockies and is part of the Centerra master-planned community featuring immediate access to grocers, retail, restaurants, and employers.
The Fort Collins MSA is a new market for Centerspace and an extension of the company’s existing Mountain West platform. It features a diverse economic base, including healthcare, high-tech manufacturing, education, and oil and gas companies; a vibrant culture; and plentiful outdoor amenities, including serving as a gateway to Rocky Mountain National Park.
Centerspace has also closed on the sale of four apartment communities and associated commercial space in Minot, North Dakota for an aggregate price of $82.5 million. This marks the company’s exit from the Minot market. Proceeds from the disposition were used to fund the Lake Vista acquisition and for general corporate purposes.
“These transactions continue the company’s strategy of enhancing our portfolio quality and market exposure while maintaining balance sheet strength. We are excited to enter Fort Collins and are optimistic about the long-term prospects of that market,” said Anne Olson, President and CEO of Centerspace.
About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 72 apartment communities consisting of 13,088 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. In 2022, Centerspace was named the National Apartment Association’s Leading Organization in Diversity, Equity, and Inclusion. For more information, please visit www.centerspacehomes.com.
If you would like more information about this topic, please contact Josh Klaetsch, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.